Response to Item 77M

Eaton Vance National Limited Maturity
Municipal Income Fund

Eaton Vance National Limited Maturity
Municipal Income Fund ("National Fund") was the surviving Fund in a merger with Eaton
Vance Pennsylvania Limited Maturity
Municipal Income Fund ("PA Fund"). In the merger, all of the assets of the PA Fund were transferred to National Fund in exchange for the issuance of National Fund shares and the assumption of all of PA Fund's liabilities by National Fund at a closing held on June 27, 2014. As a result of the merger, each shareholder of PA Fund received full and fractional National Fund shares equal in value at the close of regular trading on the New York
Stock Exchange on the date of the closing to the value of such shareholder's shares of the PA
Fund. The merger was approved by the Trustees of each Fund on December 16, 2013 and by the shareholders of PA Fund on May 9, 2014. The
Plan of Reorganization and other documents relevant to the merger are incorporated by reference to the Form N-14 filings (and amendments thereto) filed by Eaton Vance
Investment Trust on January 24, 2014
(Accession No. 0000940394-14-000085),
February 27, 2014 (Accession No. 0000940394-
14-000407) and March 4, 2014 (Accession No.
0000940394-14-000467).